Exhibit 5.1
April 6, 2007
Board of Directors
National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171-3025
Ladies and Gentlemen:
          We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its Registration Statement on Form S-3, Registration No. 333-109365 (the “Shelf Registration Statement”) and the Company’s registration statement on Form S-3, Registration No. 333-141235 (the “Rule 462 (b) Registration Statement” and together with the Shelf Registration Statement, the “Registration Statements”), filed with the Securities and Exchange Commission relating to the public offering of $570,000,000 in aggregate amount of the Company’s 5.45% collateral trust bonds due 2017 (the “Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	Executed copy of the Shelf Registration Statement (including the prospectus, as supplemented from time to time).

2.	Executed copy of the Rule 462(b) Registration Statement.

3.	Executed copy of the Indenture dated as of February 15, 1994, as supplemented through the date hereof by a First Supplemental Indenture dated as of September 16, 1994 (the “Indenture”) between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”).

4.	The Articles of Incorporation of the Company, as amended, as certified by the Superintendent of Corporations of the District of Columbia on April 3, 2007 and as certified by the Assistant

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
April 6, 2007

Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect.

5.	The by-laws of the Company, as certified by the Assistant Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect.

6.	Certain resolutions of the Board of Directors of the Company adopted at meetings held on July 5, 2001, September 19, 2001, July 22, 2003, July 18, 2006, and March 18, 2007, each as certified by the Assistant Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Agreement, the Registration Statement, the Prospectus and arrangements in connection therewith (the “Resolutions”).

7.	A certificate of the Secretary of the Company, dated as of the date hereof.
          In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia Cooperative Association Act, as amended (the “Cooperative Association Act”) and (ii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes or ordinances. As used herein, the term “Cooperative Association Act” includes the statutory provisions contained therein, all applicable provisions of the District of Columbia Constitution and reported judicial decisions interpreting these laws.
          For purposes of this opinion letter, we have assumed that the Trustee is duly organized, validly existing, and in good standing in all necessary jurisdictions; that the Trustee is duly qualified to engage in the activities

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
April 6, 2007

contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; that the Trustee had or has, as the case may be, all requisite power and authority under all applicable laws, regulations, and governing documents to execute deliver and perform its obligations under the Indenture; that there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and that there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.
          Based upon, subject to and limited by the foregoing, we are of the opinion that: (i) following receipt by the Company of the consideration specified in the Resolutions, (ii) effectiveness of the Registration Statements, and (iii) assuming due execution, authentication, issuance and delivery of the Securities as provided by the Indenture, the Securities will constitute valid and binding obligations of the Company.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
April 6, 2007

obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.